                                                                     EXHIBIT 5.1



                                  April 6, 1999



SpeedFam-IPEC, Inc.
305 North 54th Street
Chandler, Arizona  85226


         Re:                   SpeedFam-IPEC, Inc.
                         Form S-3 Registration Statement

Gentlemen:

         We have acted as counsel for SpeedFam-IPEC, Inc. (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") of the Company which is being filed with the Securities and Exchange Commission on April 8, 1999, covering the resale of up to 2,604,863 shares of the Company's Common Stock, without par value (the "Shares").

         As such counsel, we have examined such corporate records and other documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

         Based on the foregoing, we are of the opinion that the Shares, upon issuance in accordance with the exercise or conversion provisions, as the case may be, in the governing instruments, will constitute legally issued, fully paid and nonassessable shares of the Common Stock, without par value, of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Respectfully submitted,




                                            CHAPMAN AND CUTLER